SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): April 11, 2001

                                 VENTURIAN CORP.
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               (Exact Name of Registrant as Specified in Charter)



        Minnesota                     0-12117                    41-1460782
        ---------                     -------                    ----------
(State or Other Jurisdiction        (Commission               (I.R.S. Employer
     of Incorporation)              File Number)             Identification No.)



                   11111 Excelsior Boulevard, Hopkins MN 55343
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               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (952) 931-2500

                                 Not Applicable
 -------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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Item 5.  Other Events.

On April 11, 2001, Venturian Corp. issued the following press release:

Venturian Corp. Board Approves Revised Proposal to Purchase Outstanding Shares At $5.00

HOPKINS, Minn., April 11 /PRNewswire/ -- Venturian Corp. (Nasdaq: VENT) today announced that its Board of Directors has approved a revised proposal from a stockholder group headed by Gary B. Rappaport, Venturian's Chairman and Chief Executive Officer, that would result in shareholders of the Company receiving $5.00 per share for their shares in Venturian Corp. The Board acted on the recommendation of an independent special committee formed to advise the Board on the fairness of the proposal, and on the opinion of Dougherty & Company LLC, an investment banking firm retained by the special committee, that the amount to be paid to the shareholders pursuant to the proposal is fair, from a financial point of view, to those shareholders.

On December 27, 2000, a group headed by Rappaport had offered $3.00 per share to outside shareholders to take the company private. The publication of that earlier offer elicited an unsolicited proposal from JATA LLC to buy substantially all of the assets of Venturian Corp.'s Napco International Inc. subsidiary for a purchase price (in addition to the assumption of Napco's liabilities) resulting in net proceeds to Napco of approximately $2.6 million (approximately $2.00 per share). On the basis of this proposal, the group led by Rappaport submitted a revised proposal on April 5, 2001 that increased its offer to $5.00 per share. Under the Rappaport group's proposal, Venturian Corp. would merge with Venturian Holdings LLC (an entity formed by that group) and, in the merger, the outside shareholders would receive $5 per share and Venturian Holdings LLC would receive Venturian's residual assets, which consist primarily of real estate in Hopkins, Minn. and other non-operating assets, including its 11% stake in publicly traded Lightning Rod Software, subject to the liabilities of Venturian Corp. and its subsidiaries not being assumed by JATA LLC.

In addition to Rappaport, the stockholder group includes Jon Kutler and an entity that he controls. Mr. Kutler was a Venturian Corp. director, but resigned as a director on April 10, 2001. In addition, the stockholder group includes Melissa Rappaport, a director of Venturian Corp., other members of the Rappaport family and others. Approximately 43 percent of Venturian's 1.3 million outstanding shares of common stock are committed to vote to approve the transaction.

Closing of the transaction is subject to the approval of the stockholders holding a majority of the Company's stock. Consummation of the transaction would also be subject to the closing of the sale of the assets of Napco International Inc. to JATA LLC, and to holders of fewer than 10% of the outstanding common stock asserting dissenter's rights. There are no financing contingencies to the proposed offer. Venturian's stock closed at $4.70 on April 11, 2001.

Venturian Corp., through its wholly-owned subsidiary, Napco International Inc., manufactures and supplies a wide variety of defense-related products to governments and commercial customers around the world.

Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the statements made herein. Reference is made to the Company's 1999 Annual Report to Shareholders, which is incorporated herein by reference, for a fuller description of certain of such factors.

For more information, contact William Bartkowski of BlueFire Partners, 612-344-1012, for Venturian Corporation, or Gary B. Rappaport, CEO of Venturian Corporation, 952-931-2420.

/CONTACT: William Bartkowski of BlueFire Partners, 612-344-1012, for Venturian Corporation, or Gary B. Rappaport, CEO of Venturian Corporation, 952-931-2420/


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 12, 2001                               VENTURIAN CORP.



                                                   By: /s/ Mary F. Jensen
                                                       -------------------------
                                                       Mary F. Jensen
                                                       Controller, Treasurer and
                                                       Chief Financial Officer